Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS REPORTS THIRD QUARTER 2012 RESULTS

-3Q12 GAAP net loss of $1.4 million, or $0.02 per share-

-3Q12 operational diluted earnings per share of $0.32, up 29.3% from $0.25 in 3Q11-

MINNEAPOLIS, April 26, 2012 — Regis Corporation (NYSE:RGS), the global leader in the $160 billion haircare industry, today reported a third quarter net loss of $0.02 per share.  These results include non-operational after-tax items of $21.0 million primarily related to the non-cash write-down of the Company’s investment in Provalliance.  Absent non-operational items, third quarter operational earnings increased to $0.32 per diluted share.

“We continue to make progress on our plans to improve operationally and increase efficiency while continuing to develop and implement our long-term strategies.  We are pleased that the third quarter results reflected our ongoing vigilance in controlling costs and managing our business more efficiently.  Looking ahead, our priorities remain focused on improving the salon experience for our customers, hiring and retaining the best stylists, continuing our efforts to simplify our operating model by consolidating our salons into one of four consumer segments and effectively leveraging our scale as North America’s largest salon company.  We believe these initiatives are putting us on the right track to enhance profitability and drive value for our shareholders,”  said Eric Bakken, EVP, Interim Corporate Chief Operating Officer.

FISCAL 2012 THIRD QUARTER FINANCIAL HIGHLIGHTS

Consolidated Highlights

•                  Sales of $573.6 million, down 1.3% from $581.3 million in the third quarter of fiscal 2011.

•                  Same-store sales declined 3.4% versus a decline of 2.3% in the third quarter of fiscal 2011.

•                  Same-store customer counts for our salon businesses declined 3.0% in the third quarter of fiscal 2012.

•                  Gross margin decreased 10 basis points to 44.2% of sales from 44.3% in the third quarter of fiscal 2011.

•                  Operational operating margins increased 120 basis points to 5.6% of sales from 4.4% in the third quarter of fiscal 2011. Operational net income of $19.7 million increased 33.6%, from $14.7 million in the third quarter of fiscal 2011. Operational diluted earnings per share of $0.32 increased 29.3%, from $0.25 in the third quarter of fiscal 2011.

•                  Operational EBITDA of $58.1 million increased 12.2%, from $51.8 million in the third quarter of fiscal 2011.

•                  Net store base decreased by 115 units in the third quarter for a total store count of 12,662 at March 31, 2012.

•                  The reported income tax rate was 32.4%, which includes the impact of the non-operational charges.  The operational income tax rate was 33.6%.

•                  Total cash at March 31, 2012 grew to $97.6 million, an increase of $1.3 million since June 30, 2011.

•                  Total debt at March 31, 2012 decreased to $292.3 million, a decline of $21.1 million since June 30, 2011.

Segment Results:

North America Salons

Revenues: Third quarter 2012 revenues were $503.3 million, a decrease of 1.3% from the fiscal 2011 third quarter.  Service revenues were $390.2 million, a decrease of 2.1% compared to the same period a year ago.  Same-store service sales for the quarter declined 4.1%.  Same-store service customer counts declined 2.3% and average ticket declined 1.8%.   Retail product revenues were $103.3 million, an increase of 1.4%.  Retail product same-store sales declined 0.8%.

Service Margins: Service margin rate for the third quarter of fiscal 2012 was 41.6%, an improvement of 10 basis points over the third quarter of fiscal 2011.

Retail Product Margins: Retail product margin rate for the third quarter of fiscal 2012 was 50.1%, an improvement of 40 basis points compared to the third quarter of fiscal 2011. The improvement in product margins was a driven by savings from the retail commission plans implemented for new stylists.

Site Operating Expense: Site operating expense for the third quarter of 2012 was 20 basis points, or $1.6 million, lower than the third quarter of 2011, coming in at $45.3 million, or 9.0% of North American revenue.  The decline in site operating expense is a result of decreased advertising expenses due to the timing of promotions year over year.

General and Administrative Expense: General and administrative expense for the third quarter of 2012 was 60 basis points, or $3.6 million lower than the third quarter of 2011, coming in at $27.2 million, or 5.4% of North American revenues.   We continue to see savings in travel expense due to the implementation of new portable technology for our field staff.  In addition, we saw a decline in general and administrative salaries and related expenses due to the implementation of cost saving initiatives.

Rent Expense: Rent expense was $73.1 million, or 14.5% of North American revenue.  This represented an increase of 30 basis points over the same period a year ago, primarily the result of deleveraging due to negative same-store sales.

Depreciation and Amortization Expense: Depreciation and amortization was $16.7 million, or 3.3% of North American revenues; which included non-operational charges of $0.1 million related to the accelerated depreciation on our point-of-sale system.  Operational depreciation and amortization was $16.7 million, or 3.3% of North American revenues, a decrease of 30 basis points over the third quarter of fiscal 2011.

Operating Margins: Third quarter 2012 GAAP operating margin was 12.3% of North American revenues.  Excluding non-operational items, operational operating margin was 12.3% of North American revenues, an increase of 120 basis points over the third quarter of fiscal 2011.

International Salons

Revenues: Third quarter 2012 revenues were $32.6 million, a decrease of 8.3% from the fiscal 2011 third quarter. Service revenues were $22.8 million, a decrease of 7.2% compared to the same period a year ago.  Same-store service sales for the quarter declined 9.3%.  Retail product revenues were $9.8 million, a decrease of 10.6%.  Retail product same-store sales declined 12.7%.

Service Margins: Service margin rate for the third quarter of fiscal 2012 was 48.1%, a decline of 240 basis points over the third quarter of fiscal 2011.  The decline in service margin was primarily driven by lower salon productivity due to reduced sales levels.

Retail Product Margins: Retail product margin rate for the third quarter of fiscal 2012 was 45.6%, a decrease of 80 basis points compared to the fiscal 2011 third quarter. The decrease in product margins was the result of an increase in the obsolescence reserve due to the decline in retail sales.

Rent Expense: Rent expense was $8.6 million, or 26.4% of International revenue.  The increase of 110 basis points over the same period a year ago was primarily the result of deleveraging due to negative same-store sales.

Operating Margins: Third quarter 2012 GAAP operating margin was $0.6 million, or 1.8% of International revenues; which includes non-operational expense of $0.1 million related to severance.  Operational operating margin was $0.7 million, or 2.2% of International revenues, a decrease of 420 basis points compared to the third quarter of fiscal 2011.

Hair Restoration Centers

Revenues: Third quarter 2012 revenues were $37.7 million, an increase of 5.0% from the third quarter of fiscal year 2011.  Same-store sales for the quarter increased 4.3%.

Gross Margins: Gross margin rate for the third quarter of fiscal 2012 was 52.0%, a decline of 320 basis points over the third quarter of fiscal 2011.  The decline in gross margin was primarily driven by increased hair system costs due to wage pressure in China, as well as an increase in labor costs due to a sales incentive program.

Operating Margins: Third quarter 2012 operating margin was $2.7 million, or 7.3% of Hair Club revenues, a decrease of 40 basis points compared to the third quarter of fiscal 2011.

Corporate

General and Administrative Expense: Third Quarter 2012 GAAP general and administrative expense was $34.1 million, or 5.9% of consolidated revenues, which includes non-operational charges of $6.0 million.  Operational general and administrative expense for the third quarter of 2012 was $28.1 million or 4.9% of consolidated revenue, a decrease of 50 basis points over the third quarter of 2011.  The decrease in this expense category was due to a decline in corporate general and administrative salaries and related expenses due to the cost savings initiatives being implemented.  We continue to expect general and administrative expenses to be in the $28 million range for the fourth quarter of fiscal 2012.

Income Taxes

During the three months ended March 31, 2012, the Company recognized tax expense of $6.0 million with a corresponding effective tax rate of 32.4% utilizing the year-to-date method.   The Company’s operational tax rate of 33.6% came in better than expected primarily due to the release of income tax reserves and increased employment tax credits during the quarter.

Equity in (Loss) Income of Affiliates

Loss from equity method investments and affiliated companies was $15.0 million in the third quarter of 2012, which included a non-operational impairment charge of $17.6 million related to the Company’s pending sale of its 46.7% ownership interest in Provalliance.  Operational income from equity method investments and affiliated companies was $2.6 million, a decrease of $0.9 million over the third quarter of 2011.  The decline in this category relates to lower revenues and earnings from Empire Education due to a decline in student enrollment and decreased earnings from Provalliance due to an increase in their effective tax rate.

Fiscal 2012 Outlook

•                  The Company expects fiscal 2012 same-store sales to be in the range of negative 3.5% to negative 2.5%.

•                  At these same-store levels, EBITDA is expected to be in a range of $210 million to $220 million and operational earnings are forecasted to be in a range of $1.11 to $1.21 per share.

•                  Regis plans to spend approximately $95 million for salon and corporate capital expenditures and up to $5 million for acquisitions.

•                  The Company expects to generate free cash flow after investment for new stores and acquisitions of approximately $75 million to $80 million.

Third Quarter Non-Operational Items

Third quarter non-operational items, which netted to $21.0 million on an after-tax basis, consisted of the following items:

•                  In connection with the expected sale of the Company’s 46.7% ownership interest in Provalliance, the Company recorded $17.6 million of non-cash after-tax expense.  The expense primarily relates to the impairment of its investment in Provalliance which was partially offset by a reduction in the fair value of the equity put.

•                  Senior management restructuring and other severance costs of $3.5 million after-tax.

•                  As previously disclosed, the Company is reviewing alternatives for non-core assets and has retained an independent financial advisor.  In connection with this review, the Company required an audit of the Hair Restoration Centers and recorded expense of $0.3 million after-tax.

•                  Accelerated depreciation expense of $0.7 million after-tax related the replacement of the current point-of-sale system with a new third party point-of-sale software system.

•                  $1.1 million of income tax benefit was realized in discontinued operations related to the release of income tax reserves related to our previous ownership in Trade Secret, Inc.

A complete reconciliation of reported earnings to operational earnings is included in today’s press release and is available on the Company’s website at www.regiscorp.com.

Regis also announced today that, effective with the first quarter of fiscal 2013, the Company will discontinue its current practice of reporting consolidated revenues and comparative same-store sales in advance of its quarterly earnings report. Revenues and same store sales will be reported together in the quarterly earnings announcement.

Regis Corporation will host a conference call discussing third quarter results today, April 26, 2012 at 10 a.m., Central time. Interested parties are invited to listen by logging on to www.regiscorp.com or dialing 877-941-6010. A replay of the call will be available later that day. The replay phone number is 800-406-7325, access code 4531291#.

As of March 31, 2012 Regis Corporation owned, franchised, or held ownership interest in 12,662 worldwide locations.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2012, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia.  For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of management and organizational changes; competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

(TABLES TO FOLLOW)

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
as of March 31, 2012 and June 30, 2011
(In thousands, except per share data)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$97,583	$96,263
Receivables, net	32,424	27,149
Inventories	161,123	150,804
Deferred income taxes	15,087	17,887
Income tax receivable	11,888	22,341
Other current assets	52,447	32,118
Total current assets	370,552	346,562

Property and equipment, net	326,345	347,811
Goodwill	605,171	680,512
Other intangibles, net	104,372	111,328
Investment in and loans to affiliates	199,630	261,140
Other assets	59,452	58,400

Total assets	$1,665,522	$1,805,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$28,877	$32,252
Accounts payable	55,076	55,107
Accrued expenses	168,837	167,321
Total current liabilities	252,790	254,680

Long-term debt and capital lease obligations	263,430	281,159
Other noncurrent liabilities	185,580	237,295

Total liabilities	701,800	773,134

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 57,563,294 and 57,710,811 common shares at March 31, 2012 and June 30, 2011, respectively	2,878	2,886
Additional paid-in capital	346,933	341,190
Accumulated other comprehensive income	62,612	77,946
Retained earnings	551,299	610,597

Total shareholders’ equity	963,722	1,032,619

Total liabilities and shareholders’ equity	$1,665,522	$1,805,753

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REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Revenues:
Service	$430,202	$440,109	$1,283,201	$1,310,577
Product	133,017	131,350	392,142	393,779
Royalties and fees	10,365	9,808	30,268	29,528
	573,584	581,267	1,705,611	1,733,884
Operating expenses:
Cost of service	250,379	255,374	738,731	754,580
Cost of product	63,830	63,068	187,278	188,069
Site operating expenses	48,835	50,522	149,715	150,128
General and administrative	74,263	86,390	228,008	236,312
Rent	84,368	84,391	254,288	254,734
Depreciation and amortization	26,709	26,926	92,510	79,167
Goodwill impairment	—	74,100	78,426	74,100
Total operating expenses	548,384	640,771	1,728,956	1,737,090

Operating income (loss)	25,200	(59,504)	(23,345)	(3,206)

Other income (expense):
Interest expense	(6,790)	(8,337)	(21,353)	(25,998)
Interest income and other, net	123	(651)	4,098	2,730
Income (loss) before income taxes and equity in (loss) income of affiliated companies	18,533	(68,492)	(40,600)	(26,474)

Income taxes	(6,000)	44,670	(5,270)	29,678
Equity in (loss) income of affiliated companies, net of income taxes	(15,001)	(1,513)	(5,688)	4,286

(Loss) income from continuing operations	(2,468)	(25,335)	(51,558)	7,490

Income from discontinued operations, net of taxes	1,099	—	1,099	—

Net (loss) income	$(1,369)	$(25,335)	$(50,459)	$7,490

Net (loss) income per share:
Basic:
(Loss) income from continuing operations	(0.04)	(0.45)	(0.90)	0.13
Income from discontinued operations	0.02	—	0.02	—
Net (loss) income per share, basic	$(0.02)	$(0.45)	$(0.88)	$0.13

Net (loss) income per share:
Diluted:
(Loss) income from continuing operations	(0.04)	(0.45)	(0.90)	0.13
Income from discontinued operations	0.02	—	0.02	—
Net (loss) income per share, diluted	$(0.02)	$(0.45)	$(0.88)	$0.13

Weighted average common and common equivalent shares outstanding:
Basic	57,053	56,704	57,029	56,672
Diluted	57,053	56,704	57,029	56,959

Cash dividends declared per common share	$0.06	$0.06	$0.18	$0.14

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REGIS CORPORATION (NYSE: RGS)
SELECTED CASH FLOW DATA (Unaudited)
(In thousands)

	Nine Months Ended March 31,
	2012	2011

Net cash provided by operating activities	$103,044	$161,294
Net cash used in investing activities	(65,124)	(121,606)
Net cash used in financing activities	(34,206)	(52,830)
Effect of exchange rate changes on cash and cash equivalents	(2,394)	6,735
Increase (decrease) in cash and cash equivalents	1,320	(6,407)
Cash and cash equivalents:
Beginning of year	96,263	151,871
End of year	$97,583	$145,464

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REGIS CORPORATION (NYSE: RGS)

Salon and Hair Restoration Center Counts and Revenues

SYSTEM-WIDE LOCATIONS:	March 31, 2012	June 30, 2011

Company-owned salons	7,767	7,883
Franchise salons	2,015	1,936
Company-owned hair restoration centers	69	67
Franchise hair restoration centers	29	29
Ownership interest locations	2,782	2,786
Total, system-wide	12,662	12,701

SALON LOCATION SUMMARY

NORTH AMERICAN SALONS:	March 31, 2012	June 30, 2011
REGIS SALONS
Open at beginning of period	1,023	1,049
Salons constructed	9	12
Acquired	―	9
Less relocations	(6)	(10)
Salon openings	3	11
Conversions	―	(1)
Salons closed	(48)	(36)
Total, Regis Salons	978	1,023

MASTERCUTS
Open at beginning of period	588	600
Salons constructed	8	6
Acquired	―	―
Less relocations	(6)	(5)
Salon openings	2	1
Conversions	―	1
Salons closed	(12)	(14)
Total, MasterCuts Salons	578	588

SMARTSTYLE/COST CUTTERS IN WALMART
Company-owned salons:
Open at beginning of period	2,393	2,374
Salons constructed	41	65
Acquired	―	―
Franchise buybacks	―	―
Less relocations	(1)	(1)
Salon openings	40	64
Conversions	―	―
Salons closed	(1)	(45)
Total company-owned salons	2,432	2,393

Franchise salons:
Open at beginning of period	120	119
Salons constructed	2	3
Acquired	―	―
Less relocations	―	―
Salon openings	2	3
Conversions	―	―
Franchise buybacks	―	―
Salons closed	―	(2)
Total franchise salons	122	120

Total, SmartStyle/Cost Cutters Salons in Walmart	2,554	2,513

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	March 31, 2012	June 30, 2011
SUPERCUTS
Company-owned salons:
Open at beginning of period	1,158	1,100
Salons constructed	38	24
Acquired	1	―
Franchise buybacks	2	73
Less relocations	(5)	(3)
Salon openings	36	94
Conversions	56	13
Salons closed	(34)	(49)
Total company-owned salons	1,216	1,158

Franchise salons:
Open at beginning of period	987	1,034
Salons constructed	51	43
Acquired	―	―
Less relocations	(2)	(7)
Salon openings	49	36
Conversions	5	10
Franchise buybacks	(2)	(73)
Salons closed	(7)	(20)
Total franchise salons	1,032	987

Total, Supercuts Salons	2,248	2,145

PROMENADE
Company-owned salons:
Open at beginning of period	2,321	2,382
Salons constructed	35	26
Acquired	―	18
Franchise buybacks	6	5
Less relocations	(7)	(10)
Salon openings	34	39
Conversions	(56)	(14)
Salons sold to franchisees	(7)	―
Salons closed	(131)	(86)
Total company-owned salons	2,161	2,321

Franchise salons:
Open at beginning of period	829	867
Salons constructed	31	21
Acquired (2)	31	―
Salons purchased from the Company	7	―
Less relocations	(2)	(7)
Salon openings	67	14
Conversions	(5)	(9)
Franchise buybacks	(6)	(5)
Salons closed	(24)	(38)
Total franchise salons	861	829

Total, Promenade Salons	3,022	3,150

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	March 31, 2012	June 30, 2011
INTERNATIONAL SALONS (1):
Company-owned salons:
Open at beginning of period	400	404
Salons constructed	14	13
Acquired	―	―
Franchise buybacks	―	―
Less relocations	(3)	(2)
Salon openings	11	11
Conversions	―	―
Salons closed	(9)	(15)
Total company-owned salons	402	400

Total franchise salons	―	―

Total, International Salons	402	400

TOTAL SYSTEM-WIDE SALONS:
Company-owned salons:
Open at beginning of period	7,883	7,909
Salons constructed	145	146
Acquired	1	27
Franchise buybacks	8	78
Less relocations	(28)	(31)
Salon openings	126	220
Conversions	―	(1)
Salons sold to franchisees	(7)	―
Salons closed	(235)	(245)
Total company-owned salons	7,767	7,883

Franchise salons:
Open at beginning of period	1,936	2,020
Salons constructed	84	67
Acquired (2)	31	―
Salons purchased from the Company	7	―
Less relocations	(4)	(14)
Salon openings	118	53
Conversions	―	1
Franchise buybacks	(8)	(78)
Salons sold	―	―
Salons closed	(31)	(60)
Total franchise salons	2,015	1,936

Total, Salons	9,782	9,819

HAIR RESTORATION CENTERS:
Company-owned hair restoration centers:
Open at beginning of period	67	62
Salons constructed	4	3
Acquired	―	―
Franchise buybacks	―	4
Less relocations	(2)	(1)
Salon openings	2	6
Conversions	―	―
Sites closed	―	(1)
Total company-owned hair restoration centers	69	67

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	March 31, 2012	June 30, 2011
Franchise hair restoration centers:
Open at beginning of period	29	33
Salons constructed	―	―
Acquired	―	―
Less relocations	―	―
Salon openings	―	―
Franchise buybacks	―	(4)
Sites closed	―	—
Total franchise hair restoration centers	29	29

Total, Hair Restoration Centers	98	96

Ownership interest locations	2,782	2,786

Grand Total, System-wide	12,662	12,701

(1)   Canadian and Puerto Rican salons are included in the Regis, MasterCuts, SmartStyle, Supercuts, and Promenade salon totals and not included in the International salon totals.

(2)   Represents the acquisition of a franchise network.

Relocations represent a transfer of location by the same salon concept.

Conversions represent the transfer of one salon concept to another concept.

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REVENUES BY CONCEPT:

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2012	2011	2012	2011
North American salons:
Regis	$105,507	$109,588	$315,003	$326,021
MasterCuts	40,549	41,786	121,300	125,121
SmartStyle	133,715	137,046	388,179	399,270
Supercuts	86,698	80,083	255,332	237,716
Promenade	136,843	141,336	413,424	430,093
Total North American salons	503,312	509,839	1,493,238	1,518,221

International salons	32,589	35,535	100,147	107,670
Hair restoration centers	37,683	35,893	112,226	107,993
Consolidated revenues	$573,584	$581,267	$1,705,611	$1,733,884

Percentage change from prior year	(1.3)%	(1.1)%	(1.6)%	(2.0)%

Same-store sales decrease (1)	(3.4)%	(2.3)%	(3.2)%	(1.7)%

(1)         Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation. Management believes that same-store sales, a component of organic growth, are useful in order to help determine the increase in revenues attributable to its organic growth (new locations construction and same-store sales growth) versus growth from acquisitions.

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FINANCIAL INFORMATION BY SEGMENT:

Financial information concerning the Company’s salon and hair restoration businesses is shown in the following tables.

	For the Three Months Ended March 31, 2012
	Salons		Hair Restoration	Unallocated
	North America	International	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$390,202	$22,771	$17,229	$—	$430,202
Product	103,335	9,818	19,864	—	133,017
Royalties and fees	9,775	—	590	—	10,365
	503,312	32,589	37,683	—	573,584
Operating expenses:
Cost of service	227,702	11,822	10,855	—	250,379
Cost of product	51,520	5,344	6,966	—	63,830
Site operating expenses	45,314	1,834	1,687	—	48,835
General and administrative	27,188	2,980	9,992	34,103	74,263
Rent	73,087	8,604	2,198	479	84,368
Depreciation and amortization	16,748	1,403	3,244	5,314	26,709
Total operating expenses	441,559	31,987	34,942	39,896	548,384

Operating income (loss)	61,753	602	2,741	(39,896)	25,200

Other income (expense):
Interest expense	—	—	—	(6,790)	(6,790)
Interest income and other, net	—	—	—	123	123
Income (loss) from continuing operations before income taxes and equity in (loss) income of affiliated companies	$61,753	$602	$2,741	$(46,563)	$18,533

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	For the Three Months Ended March 31, 2011
	Salons		Hair Restoration	Unallocated
	North America	International	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$398,731	$24,550	$16,828	$—	$440,109
Product	101,907	10,985	18,458	—	131,350
Royalties and fees	9,201	—	607	—	9,808
	509,839	35,535	35,893	—	581,267
Operating expenses:
Cost of service	233,404	12,153	9,817	—	255,374
Cost of product	51,209	5,885	5,974	—	63,068
Site operating expenses	46,932	2,244	1,346	—	50,522
General and administrative	30,771	2,915	10,507	42,197	86,390
Rent	72,577	9,006	2,297	511	84,391
Depreciation and amortization	18,347	1,069	3,195	4,315	26,926
Goodwill impairment	74,100	—	—	—	74,100
Total operating expenses	527,340	33,272	33,136	47,023	640,771

Operating (loss) income	(17,501)	2,263	2,757	(47,023)	(59,504)

Other income (expense):
Interest expense	—	—	—	(8,337)	(8,337)
Interest income and other, net	—	—	—	(651)	(651)
(Loss) income from continuing operations before income taxes and equity in (loss) income of affiliated companies	$(17,501)	$2,263	$2,757	$(56,011)	$(68,492)

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	For the Nine Months Ended March 31, 2012
	Salons		Hair Restoration	Unallocated
	North America	International	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$1,160,060	$71,955	$51,186	$—	$1,283,201
Product	304,634	28,192	59,316	—	392,142
Royalties and fees	28,544	—	1,724	—	30,268
	1,493,238	100,147	112,226	—	1,705,611
Operating expenses:
Cost of service	669,528	37,634	31,569	—	738,731
Cost of product	151,717	15,177	20,384	—	187,278
Site operating expenses	138,076	6,868	4,771	—	149,715
General and administrative	85,478	8,861	27,325	106,344	228,008
Rent	219,988	26,428	6,693	1,179	254,288
Depreciation and amortization	52,410	3,821	9,802	26,477	92,510
Goodwill impairment	—	—	78,426	—	78,426
Total operating expenses	1,317,197	98,789	178,970	134,000	1,728,956

Operating income (loss)	176,041	1,358	(66,744)	(134,000)	(23,345)

Other income (expense):
Interest expense	—	—	—	(21,353)	(21,353)
Interest income and other, net	—	—	—	4,098	4,098
Income (loss) from continuing operations before income taxes and equity in (loss) income of affiliated companies	$176,041	$1,358	$(66,744)	$(151,255)	$(40,600)

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	For the Nine Months Ended March 31, 2011
	Salons		Hair Restoration	Unallocated
	North America	International	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$1,184,708	$75,547	$50,322	$—	$1,310,577
Product	305,802	32,123	55,854	—	393,779
Royalties and fees	27,711	—	1,817	—	29,528
	1,518,221	107,670	107,993	—	1,733,884
Operating expenses:
Cost of service	687,440	38,195	28,945	—	754,580
Cost of product	152,564	17,396	18,109	—	188,069
Site operating expenses	140,000	7,027	3,101	—	150,128
General and administrative	93,134	9,126	27,362	106,690	236,312
Rent	219,649	26,579	6,875	1,631	254,734
Depreciation and amortization	53,002	3,317	9,507	13,341	79,167
Goodwill impairment	74,100	—	—	—	74,100
Total operating expenses	1,419,889	101,640	93,899	121,662	1,737,090

Operating income (loss)	98,332	6,030	14,094	(121,662)	(3,206)

Other income (expense):
Interest expense	—	—	—	(25,998)	(25,998)
Interest income and other, net	—	—	—	2,730	2,730
Income (loss) from continuing operations before income taxes and equity in (loss) income of affiliated companies	$98,332	$6,030	$14,094	$(144,930)	$(26,474)

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income and net income per diluted share provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance business from the same perspective as management and Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations and provide insight into the prospects of our future performance.  We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies.  These non-GAAP results should not be regarded as a substitute for the corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business.  Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and nine months ended March 31, 2012 and 2011:

The following information is provided to give qualitative and quantitative information related to items impacting comparability.  Items impacting comparability are not defined terms within U.S. GAAP.  Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.  We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance.

Senior management restructure and severance charges — We have excluded expense associated with senior management restructuring and other severance charges from our non-GAAP results.  During the three and nine months ended March 31, 2012 and 2011, we incurred expense of $5.6 and $1.9 million and $7.9 and $1.9 million, respectively, associated with senior management restructuring and other severance charges.

Hair restoration audit fees — We have excluded expense associated with an audit of the Hair Restoration Centers from our non-GAAP results.  During the three and nine months ended March 31, 2012, we incurred $0.5 million of expense associated with the potential sale of the Hair Restoration Centers.

Pure Beauty note receivable reserve — We have excluded the note receivable valuation reserve recorded for the outstanding note receivable with Pure Beauty from our non-GAAP results. We recorded valuation reserves of $9.0 million during the three and nine months ended March 31, 2011.

Proxy fees — We have excluded the advisory fees and other costs associated with the recent contested proxy from our non-GAAP results.  During the nine months ended March 31, 2012, we incurred $2.2 million of advisory fees and other costs associated with the recent contested proxy.

Strategic alternative costs — We have excluded the fees associated our exploration of strategic alternatives during our second quarter of fiscal year 2011 from our non-GAAP results.  During the nine months ended March 31, 2011, we incurred $1.3 million of expense related to the exploration of strategic alternatives.

Point-of-sale system accelerated depreciation — We have excluded the accelerated depreciation we recorded related to our point-of-sale system from our non-GAAP results. During the three and nine months ended March 31, 2012, we recorded $1.1 and $16.2 million, respectively, in accelerated depreciation related to our point-of-sale system.

Goodwill impairment — We have excluded the goodwill impairment charges we recorded related to our Hair Restoration Centers reportable segment and our Promenade salon concept from our non-GAAP results.  The Company recorded a goodwill impairment charge of $78.4 million related to our Hair Restoration Centers’ reportable segment during the nine months ended March 31, 2012. The Company recorded a goodwill impairment charge of $74.1 million related to our Promenade salon concept during the three and nine months ended March 31, 2011.

Legal settlement — We have excluded income associated with a legal settlement from our non-GAAP results.  During the nine months ended March 31, 2012 we recorded income of $1.1 million associated with a legal settlement.

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Tax provision adjustments — The non-GAAP tax provision adjustments are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein.  The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period.

MY Style impairment — We have excluded the impairment recorded for our investment in MY Style from our non-GAAP results. Due to the natural disasters in Japan that occurred in March 2011, we recorded an other than temporary impairment for our investment in MY Style of $8.7 million during the three and nine months ended March 31, 2011.

Provalliance impairment, equity put liability, and non-operational charges recorded by Provalliance — We have excluded the impairment recorded on our investment in Provalliance, partially offset by the gain recorded for the reduction in the fair value of the equity put option associated with our Provalliance equity method investment and non-operational charges recorded by Provalliance from our non-GAAP results. The Company recorded an other than temporary impairment charge of approximately $37.0 million during the three and nine months ended March 31, 2012 as a result of the Company entering into an agreement to sell its 46.7 percent interest in Provalliance for EUR 80 million. As a result of the expected sale, the Company recorded a gain of approximately $20.2 million during the three and nine months ended March 31, 2012 for the decrease in the fair value of the equity put option associated with the Provalliance. In addition, the Company recorded an additional $0.8 million of expense primarily related to non-operational charges recorded by Provalliance. The Company recorded a gain of approximately $3.6 million during the three and nine months ended March 31, 2011 for the settlement of a portion of an equity put option associated with our Provalliance equity method investment from our non-GAAP results.

Release of income tax reserve related to discontinued operations — We have excluded the tax benefit for the release of income tax reserves related to our previous ownership in Trade Secret, Inc. operations from our non-GAAP results. The Company recorded income of approximately $1.1 million during the three and nine months ended March 31, 2012.

Weighted average shares adjustments — The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income as compared to the U.S. GAAP net income or loss, resulting from the non-GAAP reconciling items addressed herein.  Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating income (loss) and net (loss) income to equivalent non-GAAP measures

		Three Months Ended March 31,		Nine Months Ended March 31,
	U.S. GAAP financial line item	2012	2011	2012	2011
U.S. GAAP revenue		$573,584	$581,267	$1,705,611	$1,733,884

U.S. GAAP operating income (loss)		$25,200	$(59,504)	$(23,345)	$(3,206)

Non-GAAP operating expense adjustments:
Senior management restructure and severance charges	General and administrative	5,595	1,907	7,944	1,907
Hair Restoration audit fees	General and administrative	491	—	491	—
Pure Beauty note receivable reserve	General and administrative	—	9,000	—	9,000
Proxy fees	General and administrative	—	—	2,225	—
Strategic alternative costs	General and administrative	—	—	—	1,253
Point-of-sale accelerated depreciation	Depreciation and amortization	1,112	—	16,149	—
Goodwill impairment	Goodwill impairment	—	74,100	78,426	74,100
Total non-GAAP operating expense adjustments		7,198	85,007	105,235	86,260
Non-GAAP operating income (4)		$32,398	$25,503	$81,890	$83,054

U.S. GAAP net (loss) income		$(1,369)	$(25,335)	$(50,459)	$7,490

Non-GAAP net (loss) income adjustments:
Non-GAAP operating expense adjustments		7,198	85,007	105,235	86,260
Legal settlement	Interest income and other, net	—	—	(1,098)	—
Tax provision adjustments (1)	Income taxes	(2,653)	(49,984)	(15,307)	(50,465)
Provalliance impairment, equity put liability and non-operational charges recorded by Provalliance	Equity in (loss) income of affiliated companies, net of tax	17,589	(3,625)	17,589	(3,625)
MY Style impairment	Equity in (loss) income of affiliated companies, net of tax	—	8,657	—	8,657
Release of income tax reserve related to discontinued operations	Income from discontinued operations, net of tax	(1,099)	—	(1,099)	—
Total non-GAAP net income adjustments		21,035	40,055	105,320	40,827
Non-GAAP net income		$19,666	$14,720	$54,861	$48,317

Reconciliation of U.S. GAAP net (loss) income per diluted share to non-GAAP net income per diluted share

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
U.S. GAAP net (loss) income per diluted share	$(0.024)	$(0.447)	$(0.885)	$0.131
Senior management restructure and severance charges (1)	0.052	0.017	0.073	0.017
Hair Restoration audit fees (1)	0.005	—	0.005	—
Pure Beauty note receivable reserve (1)	—	0.080	—	0.080
Proxy fees (1)	—	—	0.021	—
Strategic alternative costs (1)	—	—	—	0.011
Point-of-sale accelerated depreciation (1)	0.010	—	0.149	—
Goodwill impairment (1)	—	0.416	1.060	0.417
Legal settlement (1)	—	—	(0.010)	—
Provalliance impairment, equity put liability and non-operational charges recorded by Provalliance (1)	0.257	(0.053)	0.257	(0.053)
MY Style impairment (1)	—	0.127	—	0.127
Release of income tax reserve related to discontinued operations (1)	(0.016)	—	(0.016)	—
Dilutive effect under if-converted method (4)	0.034	0.106	0.239	0.068
Non-GAAP net income per diluted share (2) (5)	$0.318	$0.246	$0.893	$0.798

U.S. GAAP Weighted average shares - basic	57,053	56,704	57,029	56,672
U.S. GAAP Weighted average shares - diluted	57,053	56,704	57,029	56,959
Non-GAAP Weighted average shares - diluted (3)	68,507	68,217	68,437	68,117

Notes:

(1)

Based on a year-to-date tax rate analysis, the non-GAAP tax provision was calculated to be approximately 37% for the three and nine months ended March 31, 2012 for all non-GAAP operating expense adjustments, except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $5.9 million for the nine months ended March 31, 2012, as the charge is only partially deductible for income tax purposes. The non-GAAP tax rate for the three months ended March 31, 2012 was 33.6%. Based on a projected statutory effective tax rate analysis, the non-GAAP tax provision was calculated to be approximately 39% for the three and nine months ended March 31, 2011 for all non-GAAP operating expense adjustment, except the goodwill impairment. The goodwill impairment had a benefit of approximately $45.7 million for the three and nine months ended March 31, 2011, as the charge is only partially deductible for income tax purposes.

(2)

For the three and nine months ended March 31, 2012 and 2011 non-GAAP net income per share, diluted has been calculated under the if-converted method. For the three and nine months ended March 31, 2012 and 2011, $2.1, $6.2, $2.0 and $6.1 million, respectively, of after-tax interest on the convertible debt is added to the non-GAAP net income to determine the non-GAAP net income for diluted earnings per share.

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(3)

Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which includes the dilutive effect of common stock and convertible share equivalents. The earnings per share impact of the adjustments for the three and nine months ended March 31, 2012 included 0.2 million, for both periods, of common stock equivalents and convertible share equivalents of 11.2 million, for both periods, of additional shares under the if-converted method. The earnings per share impact of the adjustments for the three months ended March 31, 2011 included 0.4 million of common stock equivalents and 11.2 million of convertible share equivalents of additional shares under the if-converted method. The earnings per share impact of the adjustments for the nine months ended March 31, 2011 included 11.2 million of convertible share equivalents of additional shares under the if-converted method. The impact of the adjustments described above result in the effect of the common stock equivalents and convertible share equivalents to be dilutive to the non-GAAP net income per share.

(4)

Operational operating margins for the three months ended March 31, 2012, and 2011, were 5.6% and 4.4%, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(5)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

REGIS CORPORATION

Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q3 FY12 Non-Operational Items

	Pre-Tax	Income Taxes	Net Income

Senior management restructuring and severance charges	$5,595	$(2,065)	$3,530
Hair Restoration audit fees	491	(180)	311
Point-of-sale accelerated depreciation	1,112	(408)	704
Provalliance impairment, audit adjustments and equity put liability	17,589	—	17,589
Release of income tax reserve related to discontinued operations	(1,099)	—	(1,099)
Total	$23,688	$(2,653)	$21,035

REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to operational EBITDA, a non-GAAP financial measure

($ In thousands)

(unaudited)

Operational EBITDA

EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines operational EBITDA, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the three months ended March 31, 2012, the items impacting comparability consisted of $5.6 million of pre-tax expense associated with senior management restructuring and severance charges, $0.5 million of pre-tax expense associated with the potential sale of the hair restoration business, and $1.1 million of income for the release of an income tax reserve related to our previous ownership in Trade Secret, Inc. operations. The impact of the $1.1 million of pre-tax accelerated depreciation related to the point-of-sale system and the income tax provision adjustments are already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. For the three months ended March 31, 2011, the items impacting comparability consisted $1.9 million of pre-tax expense associated with senior management restructuring and severance charges, $9.0 million of pre-tax expense associated with the Pure Beauty note receivable reserve, and $74.1 million goodwill impairment charge related to our Promenade salon concept. The impact of the income tax provision adjustment is already included in the U.S. GAAP reported net loss income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA.

	Three Months Ended
	March 31, 2012	March 31, 2011
	(Dollars in thousands)
Consolidated reported net loss, as reported (U.S. GAAP)	$(1,369)	$(25,335)
Interest expense, as reported	6,790	8,337
Income taxes, as reported	6,000	(44,670)
Depreciation and amortization, as reported	26,709	26,926
EBITDA (as defined above)	$38,130	$(34,742)

Equity in loss of affiliated companies, net of income taxes, as reported	15,001	1,513
Senior management restructuring and severance charges	5,595	1,907
Hair Restoration audit fees	491	—
Pure Beauty note receivable reserve	—	9,000
Goodwill impairment, as reported	—	74,100
Release of income tax reserve related to discontinued operations	(1,099)	—
Operational EBITDA, non-GAAP financial measure	$58,118	$51,778

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REGIS CORPORATION’S NORTH AMERICA REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported			Non-GAAP
	Three Months Ended March 31, 2012	% of Revenues	Non-Operational Adjustments (1)	Three Months Ended March 31, 2012	% of Revenues

Service	$390,202	77.5%	$—
Product	103,335	20.5	—
Royalties and fees	9,775	2.0	—
Total revenues	$503,312	100.0	$—	$503,312	100.0%

Cost of service (2)	227,702	58.4	—
Cost of product (3)	51,520	49.9	—
Site operating expenses	45,314	9.0	—
General and administrative	27,188	5.4	—
Rent	73,087	14.5	—
Depreciation and amortization	16,748	3.3	(61)	16,687	3.3
Goodwill impairment	—	—	—
Total operating expenses	$441,559	87.7	$(61)	$441,498	87.7

Operating income	$61,753	12.3	$61	$61,814	12.3

(1)         The three months ended March 31, 2012 included $0.1 million pre-tax expense for the accelerated depreciation related to our point-of-sale system.

(2)         Computed as a percent of service revenues and excludes depreciation expense.

(3)         Computed as a percent of product revenues and excludes depreciation expense.

	As Reported			Non-GAAP
	Three Months Ended March 31, 2011	% of Revenues	Non-Operational Adjustments (1)	Three Months Ended March 31, 2011	% of Revenues
Service	$398,731	78.2%	$—
Product	101,907	20.0	—
Royalties and fees	9,201	1.8	—
Total revenues	$509,839	100.0	$—	$509,839	100.0%

Cost of service (2)	233,404	58.5	—
Cost of product (3)	51,209	50.3	—
Site operating expenses	46,932	9.2	—
General and administrative	30,771	6.0	—
Rent	72,577	14.2	—
Depreciation and amortization	18,347	3.6	—
Goodwill impairment	74,100	14.5	(74,100)	—	—
Total operating expenses	$527,340	103.4	$(74,100)	$453,240	88.9

Operating (loss) income	$(17,501)	(3.4)	$74,100	$56,599	11.1

(1)         The three months ended March 31, 2011 included $74.1 million impact of the goodwill impairment charge related to the Company’s Promenade salon division.

(2)         Computed as a percent of service revenues and excludes depreciation expense.

(3)         Computed as a percent of product revenues and excludes depreciation expense.

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REGIS CORPORATION’S INTERNATIONAL REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported			Non-GAAP
	Three Months Ended March 31, 2012	% of Revenues	Non-Operational Adjustments (1)	Three Months Ended March 31, 2012	% of Revenues

Service	$22,771	69.9%	$—
Product	9,818	30.1	—
Royalties and fees	—	—	—
Total revenues	$32,589	100.0	$—	$32,589	100.0%

Cost of service (2)	11,822	51.9	—
Cost of product (3)	5,344	54.4	—
Site operating expenses	1,834	5.6	—
General and administrative	2,980	9.1	(119)	2,861	8.8
Rent	8,604	26.4	—
Depreciation and amortization	1,403	4.3	—
Goodwill impairment	—	—	—
Total operating expenses	$31,987	98.2	$(119)	$31,868	97.8

Operating income	$602	1.8	$119	$721	2.2

(1)         The three months ended March 31, 2012 included $0.1 million pre-tax expense associated with senior management restructuring and severance charges.

(2)         Computed as a percent of service revenues and excludes depreciation expense.

(3)         Computed as a percent of product revenues and excludes depreciation expense.

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REGIS CORPORATION’S UNALLOCATED CORPORATE REPORTABLE SEGMENT

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	As Reported			Non-GAAP
	Three Months Ended March 31, 2012	% of Revenues (1)	Non-Operational Adjustments (2)	Three Months Ended March 31, 2012	% of Revenues (1)

Service	$—	—%	$—
Product	—	—	—
Royalties and fees	—	—	—
Total revenues	$—	—	$—	$—	—%

Cost of service (3)	—	—	—
Cost of product (4)	—	—	—
Site operating expenses	—	—	—
General and administrative	34,103	5.9	(5,966)	28,137	4.9
Rent	479	0.1	—
Depreciation and amortization	5,314	0.9	(1,052)	4,262	0.7
Goodwill impairment	—	—	—
Total operating expenses	$39,896	7.0	$(7,018)	$32,878	5.7

Operating loss	$(39,896)	(7.0)	$7,018	$(32,878)	(5.7)

(1)         Computed as a percent of consolidated revenues.

(2)         The three months ended March 31, 2012 included $5.5 million of pre-tax expense associated with senior management restructuring and severance charges, $0.5 million of pre-tax expense associated with the potential sale of the hair restoration business, and $1.1 million pre-tax expense for the accelerated depreciation related to our point-of-sale system.

(3)         Computed as a percent of service revenues and excludes depreciation expense.

(4)         Computed as a percent of product revenues and excludes depreciation expense.

	As Reported			Non-GAAP
	Three Months Ended March 31, 2011	% of Revenues (1)	Non-Operational Adjustments (2)	Three Months Ended March 31, 2011	% of Revenues (1)

Service	$—	—%	$—
Product	—	—	—
Royalties and fees	—	—	—
Total revenues	$—	—	$—	$—	—%

Cost of service (3)	—	—	—
Cost of product (4)	—	—	—
Site operating expenses	—	—	—
General and administrative	42,197	7.3	(10,907)	31,290	5.4
Rent	511	0.1	—
Depreciation and amortization	4,315	0.7	—
Goodwill impairment	—	—	—
Total operating expenses	$47,023	8.1	$(10,907)	$36,116	6.2

Operating loss	$(47,023)	(8.1)	$10,907	$(36,116)	(6.2)

(1)         Computed as a percent of consolidated revenues.

(2)         The three months ended March 31, 2011 included $1.9 million of pre-tax expense associated with senior management restructuring and severance charges and $9.0 million of pre-tax expense associated with the Pure Beauty note receivable reserve.

(3)         Computed as a percent of service revenues and excludes depreciation expense.

(4)         Computed as a percent of product revenues and excludes depreciation expense.

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REGIS CORPORATION’S EQUITY IN (LOSS) INCOME OF AFFILIATED COMPANIES, NET OF TAXES

Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 ($ In thousands)

(unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
	(Dollars in thousands)
Equity in loss of affiliated companies, net of income taxes, as reported (U.S. GAAP)	$(15,001)	$(1,513)
Provalliance impairment and equity put liability (1)	17,589	(3,625)
MY Style impairment (2)	—	8,657
Operational equity in income of affiliated companies, net of income taxes, non-GAAP	$2,588	$3,519

(1)         The Company recorded an other than temporary impairment charge of approximately $37.0 million during the three months ended March 31, 2012 as a result of the Company entering into an agreement to sell its 46.7 percent interest in Provalliance for EUR 80 million. As a result of the pending sale, the Company recorded a gain of approximately $20.2 million during the three months ended March 31, 2012 for the decrease in the fair value of the equity put option associated with the Provalliance. In addition, the Company recorded an additional $0.8 million of expense primarily related to non-operational charges recorded by Provalliance. The Company recorded a gain of approximately $3.6 million during the three months ended March 31, 2011 for the settlement of a portion of an equity put option associated with our Provalliance equity method investment from our non-GAAP results.

(2)         Due to the natural disasters in Japan that occurred in March 2011, we recorded an other than temporary impairment for our investment in MY Style of $8.7 million during the three months ended March 31, 2011.

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